Exhibit 10.1

2014 OFFICER SHORT-TERM INCENTIVE PLAN

On February 18, 2014, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the structure of the 2014 Short-Term Incentive Plan (“STIP”), as well as the weighting and the specific performance targets for each component of the 2014 STIP.  Officers of PG&E Corporation and Pacific Gas and Electric Company (“Utility”) (together, the “Companies”) are eligible to receive cash awards under the STIP based on the extent to which specified performance targets are met.  Target cash awards under the STIP may range from 40 percent to 120 percent of base salary depending on officer level.  STIP company performance may range from a score of 0 to 2.0.  The Committee may apply an individual performance modifier from 0 percent to 150 percent to individual officer awards.  The Committee will retain complete discretion to determine and pay all STIP awards to officers and non-officer employees.  This includes discretion to reduce the final score on any and all measures downward to zero.

The Committee approved the 2014 performance targets for each of the three categories set forth in the table below.

The corporate financial performance target, with a weighting of 25%, is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community.  As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

2014 STIP Performance Targets

Category	Relative Weight	2014 Target
Safety (includes both Public and Employee metrics) (1)	40.0%	1.000
Customer (includes operational reliability and efficient completion of natural gas pipeline safety work) (2)	35.0%	1.000
Financial (includes Earnings from Operations)	25.0%	1.000

1.
Safety includes four subcomponents:  (1) Nuclear Operations Safety, (2) Electric Operations Safety, (3) Gas Operations Safety, and (4) Employee Safety, all of which measure the Utility’s safety performance with respect to each of those areas.  The Committee will retain complete discretion to reduce the final Safety rating downward to zero based on the Companies’ overall safety performance for 2014.  The Companies’ overall safety performance will be measured both by the quantitative measures described above and by qualitative performance.  With respect to qualitative performance, the Committee will consider the collective impact that the Companies’ business operations have had on public and employee safety.

2.
Customer includes five subcomponents:  (1) the overall satisfaction of customers, as measured through a quarterly survey, (2) completion of gas in-line inspection and upgrade work, as measured by miles completed, (3) the average duration of electricity outages experienced by all customers served, as measured by the System Average Interruption Duration Index, (4) how quickly gas asset information is entered into the Utility’s gas mapping system after a gas project is completed, and (5) the Utility’s ability to complete certain committed work for gas operations-related programs efficiently.